Exhibit 10.1

Loan No. 0411094-9001

Loan No. 0411094-9002

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into at Irvine, California, as of February 4, 2009, between Iteris, Inc., a Delaware corporation, with its chief executive office located at 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705 (“Borrower”) and California Bank & Trust, a California banking corporation, with an address of Orange County Corporate Banking Office, 19200 Von Karman Avenue, Suite 140, Irvine, California 92612 (“Bank”).

WHEREAS, Borrower and Bank are parties to that certain Business Loan Agreement, dated as of October 16, 2008 (the “Original Agreement”), pursuant to which Bank agreed to make a commercial loan and extend other financial accommodations to Borrower, including a revolving line of credit in the original principal amount of $12,000,000.00 and a non-revolving-to-term loan in the original principal amount of $7,500,000.00, in accordance with the terms and conditions set forth in the Original Agreement;

WHEREAS, Borrower desires and Bank will agree to amend and restate the Original Agreement in order to modify and amend the terms and conditions thereof, including without limitation extending of the term of commercial loans and other financial accommodations extended therein, all on the terms and conditions set forth herein;

FOR VALUE RECEIVED, and in consideration of the granting by Bank of financial accommodations to or for the benefit of Borrower, the Original Agreement is hereby amended and restated in its entirety, and Borrower represents and agrees with Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1.                                      THE LOANS

1.1                                 Loans.            Subject to the terms and conditions of this Agreement, Bank hereby agrees to make loans and extend financial accommodations to or for the benefit of Borrower in the original aggregate principal amount of up to Nineteen Million, Five Hundred Thousand and No/100 Dollars ($19,500,000.00) (collectively, the “Loans”) as follows:

(a)                                  Revolving Loan. Bank agrees to make a revolving loan and advances thereunder (collectively, the “Revolving Loan”) to or for the account of Borrower, upon Borrower’s request therefor, in an aggregate amount of up to Twelve Million and No/100 Dollars ($12,000,000.00) (the “Revolving Loan Amount”), provided there is no continuing uncured Event of Default and subject to the terms and conditions set forth herein. The Revolving Loan shall be evidenced by that certain Revolving Note, dated as of even date herewith (the “Revolving Note”), by Borrower in favor of Bank in the face amount of the Revolving Loan Amount. If not earlier terminated, Bank’s agreement to make any advances under the Revolving Loan pursuant to this Agreement shall expire on October 1, 2010.

(i)                                     The proceeds of the Revolving Loan shall be used to support the working capital needs of Borrower.

(ii)                                  So long as the Revolving Loan shall be outstanding or Bank shall have any obligation to lend thereunder, up to an aggregate amount of $6,000,000.00 of the Revolving Loan Amount may be used by Borrower for the acquisition of businesses, products, technologies and consulting services that are complementary to the business or operations of Borrower (each, an “Acquisition”), provided there is no continuing uncured Event of Default and subject to the terms and conditions set forth herein. If one or more advances are sought by Borrower for a single Acquisition exceed an aggregate amount of $1,500,000.00, such requests for advances must be approved in writing by Bank, in its sole discretion, in advance based on the completion of a full and adequate due diligence review by Bank of the proposed Acquisition and any and all documents, materials and information required by Bank with respect to such Acquisition.

(b)                                 Non-Revolving-to-Term Loan. Bank agrees to make a non-revolving-to-term loan (the “Non-Revolving-to-Term Loan”) for Borrower pursuant to which Bank agrees, in its sole discretion, to lend to Borrower, upon Borrower’s request, up to Seven Million, Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the “Term Loan Amount”), provided there is no continuing uncured Event of Default and subject to the terms and conditions set forth herein, for the purpose of enabling Borrower to retire certain debentures issued by Borrower. The Non-Revolving-to-Term Loan shall be evidenced by that certain Non-Revolving-to-Term Note, dated as of even date herewith (the “Non-Revolving-to-Term Note”), by Borrower in favor of Bank in the face amount of the Term Loan Amount. If not earlier terminated, Bank’s agreement to make any advances under the Non-Revolving-to-Term Loan pursuant to this Agreement shall expire on May 1, 2009 (the “Conversion Date”).

(i)                                     On the Conversion Date, any and all indebtedness and other amounts outstanding under the Non-Revolving-to-Term Loan shall be converted into a fully amortizing term loan in accordance with the terms and conditions set forth in the Non-Revolving-to-Term Note.

(ii)                                  Beginning on November 1, 2009, and on November 1 of each year thereafter, Borrower agrees to pay to Bank an amount equal to fifty percent (50%) of Borrower’s EBITDA for the immediately preceding fiscal year, net of taxes, capital expenditures up to $1,500,000.00, interest paid and current portion of long-term debt for such fiscal year (the “Excess Cash Flow Recapture Amount”), which payment shall be applied to the outstanding principal balance of the Non-Revolving-to-Term Loan; provided, however, in no event shall Borrower’s obligation to pay the Excess Cash Flow Recapture Amount exceed $500,000.00 in any year. Attached as Exhibit A is a form of Excess Cash Flow Recapture Amount Certificate showing how the Excess Cash Flow Recapture Amount is calculated, which shall be completed and submitted by Borrower together with Borrower’s payment of the Excess Cash Flow Recapture Amount no later than November 1 of each year.

The Revolving Note and Non-Revolving-to-Term Note are hereinafter referred to individually as a “Note” and collectively as the “Notes.” This Agreement, the Notes and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing are collectively hereinafter referred to as the “Loan Documents.”

1.2                                 Revolving Loan Account. An account shall be opened on the books of Bank in which account a record will be kept of all advances and loans made under the Revolving Loan, all payments thereon and other appropriate debits and credits as provided by this Agreement.

1.3                                 Interest. Interest respecting indebtedness under the Revolving Loan will be charged to Borrower on the principal amount from time to time outstanding at the interest rate specified in the Revolving Note in accordance with the terms of the Revolving Note or as otherwise set forth in this Agreement with respect to any particular type of Revolving Credit, If not specified in the Revolving Note or otherwise set forth in this Agreement, interest will be charged at the highest rate per annum charged by Bank to Borrower on any other Obligation based on a 360-day year and the actual number of days elapsed.

1.4                                 Repayment. All loans and advances made respecting the Revolving Loan and the Non-Revolving-to-Term Loan shall be payable to Bank on or before the maturity date of the Revolving Note and the Non-Revolving-to-Term Note, respectively.

1.5                                 Overadvances. Any advances or loans that may be made under the Revolving Loan, at Bank’s sole discretion, in excess of the Revolving Loan Amount shall not limit the obligations of Borrower or any of Bank’s rights or remedies hereunder or under the Loan Documents or otherwise; all such advances, loans or other amounts shall be secured by the Collateral and shall be due and payable to Bank in accordance with the terms of the Revolving Note, and shall bear interest at the rate set forth in the Revolving Note.

1.6                                 Notice of Borrowing. If Bank elects to require Borrower to submit any request for an advance hereunder in writing pursuant to Section 1.9, Borrower shall promptly provide Bank with such written request, in the form of request specified by Bank, which shall specify, in addition to any other information required by Bank, (A) the amount of the requested advance and (B) the date on which such advance is to be made (which shall be a Business Day). As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Los Angeles, California, are required or permitted by law to close.

1.7                            Conditions to Lending.

(a)                                  Conditions Precedent to Initial Loan. The obligation of Bank to make the Loans and the initial advances thereunder is subject to the satisfaction in full of the following conditions precedent:

(i)                                   Corporate Documents. Bank shall have received:

(A)                              a copy of the articles or certificate of incorporation, articles of association or formation, certificate of limited partnership or other charter document (each, the “Charter Document”) of Borrower, certified on a recent date by the Secretary of State or other relevant governmental agency of Borrower’s jurisdiction of incorporation or organization;

(B)                                a certificate of the secretary or other appropriate officer of Borrower in the form required by Bank, dated the closing date, certifying (1) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors (or equivalent governing body) of Borrower authorizing the execution, delivery and performance of the Loan Documents and any other documents contemplated thereunder and the grant of the security interests in the Collateral and that such resolutions have not been altered, amended, rescinded, supplemented or superseded and remain in full force and effect and (2) as to the incumbency and specimen signature of each officer of Borrower executing any Loan Documents.

(ii)                                Loan Documents. Bank shall have received fully executed originals (or counterpart originals) of all of the Loan Documents.

(iii)                             Payment of Fees. All fees and expenses then due and payable by Borrower to Bank in connection with the facility or facilities contemplated by this Agreement shall have been paid.

(iv)                            Financial Statements. Bank shall have received the audited financial statements of Borrower for the most recently completed fiscal year and income statements, balance sheets and statements of shareholders’ equity and cash flow for Borrower’s current fiscal year through the most recently completed fiscal quarter.

(v)                               USA PATRIOT Act. Bank shall have received from Borrower any information requested by Bank and required under or in connection with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (the “USA PATRIOT Act”).

(vi)                            Bank shall have received such other closing documentation as Bank may reasonably request.

(b)                                 Conditions Precedent to Each Advance. The obligations of Bank to make each loan, advance or other credit under this Agreement are subject to the following conditions precedent:

(i)                                   Notice. Bank shall have received a request for the loan, advance or other credit sought, which shall be in the form of request specified by Bank, if any, as required by Section 1.9 hereof.

(ii)                                Representations and Warranties. The representations and warranties set forth in Section 3 hereof and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the date of each Loan.

(iii)                             No Event of Default. On the date of each loan, advance or other credit, no Event of Default shall have occurred and be continuing nor shall any such event occur by reason of the making of such loan, advance or other credit.

(iv)                            No Material Adverse Change. No event or events shall have occurred since the date of the financial statements most recently delivered to Bank that would reasonably be expected to have a materially adverse effect on the business, assets, properties, operations, financial condition, liabilities (including contingent liabilities) or material agreements of Borrower, taken as a whole, (b) materially impairs the legal right, power or authority of Borrower, taken as a whole, to perform their obligations under the Loan Documents or (c) materially impairs the validity or enforceability of the Loan Documents or the rights, remedies or benefits available to Bank thereunder.

1.8                                 Increased Costs.

(a)                                  If any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or any compliance by Bank with any request, guideline or directive (whether or not having the force of law) of any governmental authority after the date of this Agreement (collectively, a “Change in Law”) shall:

(i)                                   impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank or

(ii)                                impose on Bank or the London Interbank Market any other condition affecting this Agreement or the loans hereunder made by Bank or any letter of credit or participation therein and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any loan (or of maintaining its obligation to make any such loan) or to increase the cost to Bank of issuing or maintaining any letter of credit or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(b)                                 If Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the loans or letters of credit made or issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of Bank setting forth in reasonable detail the amount or amounts necessary to compensate Bank or its holding company, as the case may be, and the changes as a result of which such amounts are due shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Failure or delay on the part of Bank to demand compensation pursuant to this section shall not constitute a waiver of Bank’s right to demand such compensation.

1.9                                 Authorized Persons; Advances. Any person duly authorized by a general borrowing resolution of Borrower, or in the absence of such a resolution, the President, Chief Financial Officer or Controller of Borrower, or any person otherwise authorized in this paragraph, may request discretionary advances or loans hereunder, either orally or otherwise, but Bank at its option may require that all requests for loans hereunder shall be in writing. Bank shall incur no liability to Borrower in acting upon any request referred to herein which Bank believes in good faith to have been made by an authorized person or persons. Each loan hereunder may be credited by Bank to any deposit account of Borrower with Bank or with any other Bank with which Borrower maintains a deposit account, or may be paid to Borrower (or as Borrower instructs) or may be applied to any Obligations, as Bank may in each instance elect. The following persons currently are authorized to request advances and authorize payments respecting the Revolving Loan until Bank receives from Borrower, at Bank’s address, written notice of revocation of their authority: James S. Miele, Chief Financial Officer, and Abbas Mohaddes, Chief Executive Officer.

1.10                           Monthly Statement. At the option of Bank, after the end of each month, Bank will render to Borrower a statement of the Revolving Credit account, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein respecting the Revolving Loan, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

2.                                      GRANT OF SECURITY INTEREST

2.1                                 Grant of Security Interest. In consideration of Bank’s extending credit and other financial accommodations to or for the benefit of Borrower, Borrower hereby grants to Bank a security interest in, a lien on and pledge and assignment of the Collateral. The security interest granted by this Agreement is given to and shall be held by Bank as security for the payment and performance of all Obligations, including without limitation all amounts outstanding pursuant to the Loan Documents.

2.2                                 Definitions. The following definitions shall apply:

(a)                                  “Affiliate” shall mean, with respect to any person, (a) any person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, or (b) any person who is a director or officer of (i) such person, (ii) any subsidiary of such person, or (iii) any person described in clause (a) above. For purposes of this definition, “control” of a person shall mean the power, direct or indirect, (x) to vote 5% or more of the capital stock having ordinary voting power for the election of directors (or comparable equivalent) of such person, or (y) to direct or cause the direction of the management and policies of such person whether by contract or otherwise. Control may be by ownership, contract or otherwise.

(b)                                 “Bank Affiliate” shall mean any Affiliate of Bank or any lender acting as a participant under any loan arrangement between Bank and Borrower.

(c)                                  “Change in Control” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)                                   any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of Borrower to any Person, provided, however, that a transaction where the holders of all classes of Borrower’s common stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common stock of the continuing or surviving Person immediately after such transaction shall not be a Change in Control;

(ii)                                consummation of any share exchange, consolidation or merger of Borrower pursuant to which the common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of Borrower’s consolidated assets to any Person, provided, however, that a transaction where the holders of all classes of Borrower’s common stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common stock of the continuing or surviving corporation or transferee immediately after such event shall not be a Change in Control; or

(iii)                             a “person or “group” (within the meaning of Section 13(d) of the Exchange Act (other than Borrower, or Borrower’s employee benefit plans) files a Schedule 13D or a Schedule TO, disclosing that it has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Borrower’s common stock representing more than 50% of the voting power of common stock.

For purposes of defining a Change in Control:

(x)                                 whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

(y)                               a “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(d)                                 “Code” shall mean the Commercial Code of California, as amended from time to time.

(e)                                  “Collateral” shall mean all of Borrower’s present and future right, title and interest in and to any and all of the personal property of Borrower whether such property is now existing or hereafter created, acquired or arising and wherever located from time to time, including without limitation:

(i)                                   accounts;

(ii)                                chattel paper;

(iii)                             goods;

(iv)                            inventory;

(v)                               equipment;

(vi)                            fixtures

(vii)                         farm products;

(viii)                      instruments;

(ix)                              investment property;

(x)                                 documents;

(xi)                              commercial tort claims;

(xii)                           deposit accounts;

(xiii)                        letter-of-credit rights;

(xiv)                       general intangibles;

(xv)                          supporting obligations; and

(xvi)                       records of, accession to and proceeds and products of the foregoing.

(f)                                    “Debtors” shall mean Borrower’s customers who are indebted to Borrower.

(g)                                 “Material Adverse Change” means (i) a material adverse change in the business, operations, results of operations, assets, liabilities, or condition of Borrower and its subsidiaries taken as a whole, (ii) the impairment of Borrower’s ability to perform any of the Obligations or of the Bank to enforce the Indebtedness or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral or the amount which the Bank would be likely to receive in the liquidation of the Collateral.

(h)                                 “Obligations” shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities and amounts (including under Letters of Credit), liquidated or unliquidated, owing by Borrower to Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by Borrower to Bank or any Bank Affiliate; or are due indirectly by Borrower to Bank or any Bank Affiliate as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including without limitation payment when due of all amounts outstanding respecting any of the Loan Documents. “Obligations” shall also include all interest and other charges chargeable to Borrower or due from Borrower to Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement.

(i)                                “Permitted Indebtedness” shall mean (a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document; (b) indebtedness existing on the date hereof in a principal amount not in excess of $125,000; (c) indebtedness subordinated to the Obligations pursuant to an agreement in form and substance acceptable to Bank in its good faith business judgment; (d) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (e) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $250,000 at any time outstanding; (t) indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business; (g) indebtedness owing to trade creditors arising in the ordinary course of business consistent with past business practices; (h) indebtedness arising in connection with corporate credit cards issued for employees and officers of Borrower in an aggregate amount not to exceed $50,000 at any time; and (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided, that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.

(j)                                “Permitted Investments” shall mean, so long as no Event of Default shall have occurred and be continuing at the time of such investments or immediately after as a result of such investments, (a) investments in subsidiaries that are secured guarantors in an aggregate amount not to exceed $500,000 in any fiscal year, provided, that no such investment shall be made if an Event of Default is then occurring or would otherwise arise upon the making thereof; (ii) repurchases of stock of Borrower of up to $100,000 per fiscal year from departing employees, officers or directors; (iii) purchases of shares of Borrower’s common stock pursuant to any stock repurchase program approved by the Board of Directors of Borrower to repurchase in the market any of its stock during the original term of the Revolving Loan (not including any extension or renewal periods), which repurchased stock shall have an aggregate purchase price of no more than $1,000,000 in any fiscal year and no more than a total of $2,000,000 during the entire original term of the Revolving Loan; provided, that no proceeds from the Revolving Loan shall be used for any such repurchases and, provided, further, that Bank may elect, in its sole discretion to extend the period of such permitted repurchases for any renewal or extension periods of the Revolving Loan on terms acceptable to Bank; (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (v) investments existing on the date hereof as disclosed on Schedule PI attached hereto; and (vi)(A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (B) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (C) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (D) a money market account with Bank, provided that in each of the cases set forth in this clause (vi) Bank is perfected therein.

(k)                             “Permitted Liens” shall mean (i) liens and security interests securing indebtedness owed by Borrower to Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent or are being contested in good faith by appropriate proceedings; (iv) purchase money liens or purchase money security interest upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under this Agreement; (v) liens and security interests which as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (vi) liens which constitute banker’s liens, rights of set-off or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution; (vii) cash deposits or pledges to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds or other obligations of a like nature incurred in the ordinary course of business; (viii) liens arising from judgments, decrees or attachments that do not result in an Event of Default; (ix) liens in favor of customs and revenue authorities arising the ordinary course of business relating to obligations that are not delinquent; and (x) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Permitted Liens described above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced shall not increase.

(I)                                    “Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies, trusts and all other entities.

All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the Code.

2.3                                 Ordinary Course of Business. Bank hereby authorizes and permits Borrower to hold, process, sell, use or consume in the manufacture or processing of finished goods, or otherwise dispose of inventory for fair consideration, all in the ordinary course of Borrower’s business, excluding, without limitation, sales to creditors or in bulk or sales or other dispositions occurring under circumstances which would or could reasonably be expected to create any lien or interest adverse to Bank’s security interest or other right hereunder in the proceeds resulting therefrom. Bank also hereby authorizes and permits Borrower to receive from the Debtors all amounts due as proceeds of the Collateral at Borrower’s own cost and expense, and also liability, if any, subject to the direction and control of Bank at all times; and Bank may at any time, without cause or notice, and whether or not an Event of Default has occurred or demand has been made, terminate all or any part of the authority and permission herein or elsewhere in this Agreement granted to Borrower with reference to the Collateral, and notify Debtors to make all payments due as proceeds of the Collateral to Bank. Until Bank shall otherwise notify Borrower, all proceeds of and collections of Collateral shall be retained by Borrower and used solely for the ordinary and usual operation of Borrower’s business. From and after notice by Bank to Borrower, all proceeds of and collections of the Collateral shall be held in trust by Borrower for Bank and shall not be commingled with Borrower’s other funds or deposited in any Bank account of Borrower; and Borrower agrees to deliver to Bank on the dates of receipt thereof by Borrower, duly endorsed to Bank or to bearer, or assigned to Bank, as may be appropriate, all proceeds of the Collateral in the identical form received by Borrower.

2.4                                 Allowances. Absent an Event of Default, Borrower may grant such allowances or other adjustments to Debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining Bank’s written consent in each instance) as Borrower may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of the inventory (subject to the provisions set forth in this Agreement with reference to returned inventory).

2.5                                 Records. Borrower shall hold its books and records relating to the Collateral segregated from all Borrower’s other books and records in a manner satisfactory to Bank; and shall deliver to Bank from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and Borrower will deliver to Bank promptly at Bank’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as Bank may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or Bank’s security interest in the Collateral.

2.6                                 Legends. Borrower shall promptly make, stamp or record such entries or legends on Borrower’s books and records or on any of the Collateral (including without limitation chattel paper) as Bank shall request from time to time, to indicate and disclose that Bank has a security interest in such Collateral.

2.7                                 Inspection. Bank, or its representatives, at any time and from time to time, shall have the right at the sole cost and expense of Borrower, and Borrower will permit Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of Borrower’s books, records and files (including without limitation orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or Borrower’s compliance with the provisions of this Agreement. Unless an Event of Default shall have occurred and be continuing, Bank agrees to conduct not more than one inspection as described herein during each fiscal year of Borrower.

2.8                                 Purchase Money Security Interests. To the extent Borrower uses proceeds of any loans to purchase Collateral, the repayment of such loans shall be on a “first-in-first-out” basis so that the portion of the loan used to purchase a particular item of Collateral shall be repaid in the order in which Borrower purchased such item of Collateral.

2.9                                 Search Reports. Bank shall receive prior to the date of this Agreement UCC search results under all names used by Borrower during the prior five (5) years, from each jurisdiction where any Collateral is located, from the state, if any, where Borrower is organized and registered (as such terms are used in the Code), and the state where Borrower’s chief executive office is located. The search results shall confirm that the security interest in the Collateral granted Bank hereunder is prior to all other security interests in favor of any other person.

3.                                      REPRESENTATIONS AND WARRANTIES

3.1                                 Organization and Qualification. Borrower is a duly organized and validly existing corporation under the laws of the state of its incorporation with the exact legal name set forth in the first paragraph of this Agreement. Borrower is in good standing under the laws of said state, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification.

3.2                                 Subsidiaries. Borrower has no subsidiaries other than those listed on Schedule 3.2, if any, and Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person other than those listed on Schedule 3.2, if any.

3.3                                 Corporate Records. Borrower’s charter, articles or certificate of organization or incorporation and all amendments thereto have been duly filed and are in proper order. All outstanding capital stock issued by Borrower was and is properly and validly issued, fully paid and nonassessable and all books and records of Borrower, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.

3.4                                 Title to Properties; Absence of Liens. Borrower has good and clear record, equitable and marketable title to all of its properties and assets, including without limitation to all of the Collateral, free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, other than (a) the security interest therein granted to Bank, (b) the mortgages, deeds of trust and security interests as set forth on Schedule 3.4, if any, (c) the leases of personal property as set forth on Schedule 3.4, if any, and (d) any other Permitted Liens.

3.5                                 Places of Business. Borrower’s chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep Bank currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any existing or new place of business without giving Bank at least thirty (30) days prior written notice thereof.

3.6                                 Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action and each represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors’ rights.

3.7                                 Conflicts. There is no provision in Borrower’s organizational or charter documents, if any, or in any indenture, contract or agreement to which Borrower is a party or by which it or any of its assets or properties are bound which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents.

3.8                                 Governmental Approvals. The execution, delivery and performance of the Loan Documents do not require any approval of or filing with any governmental agency or authority.

3.9                                 Litigation, etc. There are no actions, claims or proceedings pending or, to the knowledge of Borrower, threatened against Borrower which could reasonably be expected to result in a Material Adverse Change.

3.10                           Accounts and Contract Rights. All accounts arise out of legally enforceable and existing contracts, and represent unconditional and undisputed bona fide indebtedness by a Debtor, and are not and will not be subject to any discount (except such cash or trade discount as may be shown on any invoice, contract or other writing delivered to Bank). No contract right, account, general intangible or chattel paper is or will be represented by any note or other instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper, except such instruments or chattel paper as have been or immediately upon receipt by Borrower will be delivered to Bank (duly endorsed or assigned), such delivery, in the case of chattel paper, to include all executed copies except those in the possession of the installment buyer and any security for or guaranty of any of the Collateral shall be delivered to Bank immediately upon receipt thereof by Borrower, with such assignments and endorsements thereof as Bank may request.

3.11                           Title to Collateral. At the date hereof, Borrower is (and, as to Collateral that Borrower may acquire after the date hereof, will be) the lawful owner of the Collateral, and the Collateral and each item thereof is, will and shall continue to be free of all restrictions, liens, encumbrances or other rights, title or interests (other than the security interest therein granted to Bank), credits, defenses, recoupments, set-offs or counterclaims whatsoever. Borrower has and will have full power and authority to grant to Bank a security interest in the Collateral and Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to inventory as expressly permitted in this Agreement), pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of Borrower’s right, title or interest therein), to any person other than Bank or as expressly permitted hereunder, including in connection with any Permitted Liens. The Collateral is and will be valid and genuine in all respects. Borrower will warrant and defend Bank’s right to and interest in the Collateral against all claims and demands of all persons whatsoever, except to the extent such claims or demands arise from any Permitted Liens.

3.12                           Location of Collateral. Except for sale, processing, use, consumption or other disposition in the ordinary course of business, Borrower will keep all inventory and equipment only at locations specified in this Agreement or specified to Bank in writing.

3.13                           Third Parties. Bank shall not be deemed to have assumed any liability or responsibility to Borrower or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by Bank (which shall automatically be deemed to be without recourse to Bank in any event) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and Bank, by accepting such security interest in the Collateral, or by releasing any Collateral to Borrower, shall not be deemed to have assumed any obligation or liability to any supplier or Debtor or to any other third party, and Borrower agrees to indemnify and defend Bank and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this paragraph.

3.14                           Status of Debtors. Borrower agrees to notify Bank promptly upon learning of (a) the suspension of business, assignment or trust mortgage for the benefit of creditors, dissolution, petition in receivership or under any chapter of the Bankruptcy Code, as amended from time to time, by or against any Debtor, (b) any Debtor’s insolvency or inability to pay its debts as they mature or (c) any other act of the same or different nature amounting to a Debtor’s business failure.

3.15                           Taxes. Borrower has filed all federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from Borrower have been fully paid. Borrower has established on its books reserves adequate for the payment of all federal, state and other tax liabilities, if any.

3.16                           Use of Proceeds. No portion of any loan is to be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or for any other purpose in violation of such Regulations U or X (ii) primarily personal, family or household purposes. The Collateral is not used or acquired primarily for personal, family or household purposes.

3.17                           Licenses, Consents. Borrower has obtained and holds in full force and effect all filings, registrations, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of its businesses as presently conducted or proposed to be conducted and the failure of which to maintain could reasonably be expected to result in a Material Adverse Change. No consent or approval, authorization or order of, or registration or filing with, or giving of notice to, or obtaining of any license, certificate or permit from, or taking any other action with respect to any third party is required to be obtained or provided in connection with (i) the due execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated hereunder, (ii) the legality, validity, binding effect or enforceability of any Loan Document on Borrower and the exercise by Bank of its rights and remedies thereunder, (iii) the grant of any liens or security interests by Borrower to Bank and the validity, perfection and priority of such liens or security interests, or (v) the conduct by Borrower or any of its affiliates of any of their business as proposed to be conducted.

3.18                           Financial Statement Certifications. Borrower hereby certifies to Bank that all financial information (“financial information”) submitted to Bank now and at all times during the term of the Loan does and will fairly and accurately represent the financial condition of Borrower and any of its Affiliates. Financial information includes, but is not limited to, all business financial statements (including interim and year-end financial statements that are company prepared and/or CPA prepared), business income tax returns, borrowing base certificates, accounts payable and receivable agings, financial statements and tax returns. Borrower understands that Bank will rely on all financial information, whenever provided, and that such information is a material inducement to Bank to make, to continue to make, or otherwise extend credit accommodations to Borrower. Borrower covenants and agrees to notify Bank in writing of any Material Adverse Change. Borrower further understands and acknowledges that there are criminal penalties for giving false financial information to federally insured financial institutions.

3.19                           Environmental. As of the date hereof, neither Borrower nor any of Borrower’s agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials on any of the premises or personal property owned or controlled by Borrower (“Controlled Property”) or any property abutting Controlled Property (“Abutting Property”), which could give rise to liability under any Environmental Law or any other federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled Property or Abutting Property by any federal, state or local agency for possible violations of any Environmental Law.

To the best of Borrower’s knowledge, neither Borrower, nor any prior owner, tenant or other occupant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

Borrower agrees to indemnify and hold Bank and any Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorney fees and costs of litigation, arising from any and all of its violations of any Environmental Law (including those arising from any lien by any federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower. Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank and shall continue so long as a valid claim may be lawfully asserted against Bank.

The term “Hazardous Materials” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

4.                                      AFFIRMATIVE COVENANTS

4.1                                 Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to Bank and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.

4.2                                 Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will from time to time furnish Bank with such information and statements as Bank may request in its sole discretion with respect to the Obligations or Bank’s security interest in the Collateral. Borrower shall, during the term of this Agreement, keep Bank currently and accurately informed in writing of each location where Borrower’s records relating to its accounts and contract rights are kept, and shall not remove such records to another location without giving Bank at least thirty (30) days prior written notice thereof.

4.3                                 Financial Statements. Borrower will furnish to Bank:

(a)                                  as soon as available to Borrower, but in any event within 30 days after the close of each fiscal quarter of Borrower, a full and complete signed copy of financial statements, which shall include a balance sheet of Borrower as at the end of such quarter and statement of profit and loss of Borrower reflecting the results of its operations during such quarter and shall be prepared by Borrower and certified by Borrower’s chief financial officer as to correctness in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

(b)                                 as soon as available to Borrower, but in any event within 90 days after the close of each fiscal year, a full and complete signed copy of financial statements, prepared by certified public accountants acceptable to Bank, which shall include a balance sheet of Borrower, as at the end of such year, statement of cash flows and statement of profit and loss of Borrower reflecting the results of its operations during such year, bearing the opinion of such certified public accountants and prepared on an audited basis in accordance with generally accepted accounting principles, consistently applied together with any so-called management letters;

(c)                                  within 30 days after the close of each quarter, an accounts receivable aging report in form satisfactory to Bank showing the total amount due from each Debtor, the month in which each account receivable was created, as well as an accounts payable aging report and such other information as Bank shall request;

(d)                                 within 30 days after the close of each fiscal quarter of Borrower, an inventory report in form satisfactory to Bank showing a list of Borrower’s inventory, location of such inventory and such other information as Bank shall request;

(e)                                  within 30 days after the close of each fiscal quarter of Borrower, a work-in-progress/backlog report in form satisfactory to Bank and including such information as Bank shall request.

(f)                                    Borrower’s filed federal and state tax returns, including all schedules thereto, for the prior year within 15 days after the date that Borrower’s tax returns are actually filed each year or by such other date approved by Bank;

(g)                                 from time to time, such other financial data and information about Borrower as Bank may reasonably request.

4.4                                 Conduct of Business. Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; except to the extent that non-compliance with such laws or regulations (a) pertains to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained or (b) does not or could not reasonably be expected to result a Material Adverse Change.

4.5                                 Notice to Debtors. Borrower agrees, at the request of Bank, to notify all or any of the Debtors in writing of Bank’s security interest in the Collateral in whatever manner Bank requests and hereby authorizes Bank to notify all or any of the Debtors of Bank’s security interest in Borrower’s accounts at Borrower’s expense.

4.6                                 Contact with Accountant. Borrower hereby authorizes Bank to directly contact and obtain information from any accountant employed by Borrower in connection with the review or maintenance of Borrower’s books and records or preparation of any financial reports delivered by or at the request of Borrower to Bank.

4.7                                 Operating and Deposit Accounts. Borrower shall maintain its primary operating and deposit accounts with Bank for so long as any indebtedness or other amounts remain due and outstanding by Borrower to Bank hereunder or Banks shall have a commitment to lend under any of the Loans. At the option of Bank, all loan payments and fees will automatically be debited from Borrower’s primary operating account and all advances will automatically be credited to Borrower’s primary operating account.

4.8                                 Taxes. Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained. Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral provided Bank gives notice to Borrower thereof, and Borrower will pay to Bank on demand or Bank in its sole discretion may charge to Borrower all amounts so paid or incurred by it.

4.9                                 Maintenance. Borrower will keep and maintain the Collateral and its other properties, if any, in good repair, working order and condition. Borrower will immediately notify Bank of any loss or damage to or any occurrence which would adversely affect the value of any Collateral. Bank may, at its option, from time to time, take any other action that Bank may deem proper to repair, maintain or preserve any of the Collateral provided Bank gives notice to Borrower thereof, and Borrower will pay to Bank on demand or Bank in its sole discretion may charge to Borrower all amounts so paid or incurred by it.

4.10                           Insurance. Borrower will maintain in force property and casualty insurance on all Collateral and any other property of Borrower, if any, against risks customarily insured against by companies engaged in businesses similar to that of Borrower containing such terms and written by such companies as may be satisfactory to Bank, such insurance to be payable to Bank as its interest may appear in the event of loss and to name Bank as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without Bank’s approval; and all such policies shall provide that they may not be canceled without first giving at least ten (10) days written notice of cancellation to Bank. In the event that Borrower fails to provide evidence of such insurance, Bank may, at its option, secure such insurance and charge the cost thereof to Borrower. Upon the occurrence and during the continuation of an Event of Default, at the option of Bank, all insurance proceeds received from any loss or damage to any of the Collateral shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations.

4.11                           Notification of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Bank written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

4.12                           Notification of Material Litigation. Borrower will immediately notify Bank in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower.

4.13                           USA PATRIOT Act. Borrower shall furnish or cause to be furnished to Bank, promptly upon request therefor, any information required by Bank under or in connection with the USA PATRIOT Act.

4.14                           Pension Plans. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes (“Plan”), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended (“ERISA”) or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation (“Pension Benefit Guaranty Corporation”), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Bank (i) promptly with a copy of any notice of each Plan’s termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to Borrower.

4.15                           Mid-Term Review. Borrower covenants and agrees that, on or around October 1, 2009, Bank may, in its sole discretion, review the terms and conditions relating to the interest rates and other pricing terms for the Loans and the financial and other covenants hereunder.

5.                                      NEGATIVE COVENANTS

5.1                                 Financial Covenants. Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants in this section.

(a)                                  Definitions. The following definitions shall apply to this Section:

(i)                                     “Current Assets” shall mean current assets as defined under GAAP.

(ii)                                  “Current Liabilities” shall mean current liabilities as defined under GAAP.

(iii)                               “Earnings” shall mean earnings as defined under GAAP.

(iv)                              “EBITDA” shall mean, for any period, Earnings from continuing operations before payment of federal, state and local income taxes, plus interest expense, depreciation and amortization, in each case for such period, calculated in accordance with GAAP.

(v)                                 “Funded Indebtedness” shall mean, as of the date of determination thereof, all short term and long term debt, including debentures, plus capital leases.

(vi)                              “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

(b)                                 Current Ratio. Borrower shall maintain a ratio of Current Assets to Current Liabilities, measured as of the end of each fiscal quarter, of not less than of 1.25 to 1.00 until June 30, 2009 and, thereafter, of not less than 1.50 to 1.00.

(c)                                  Maximum Funded Debt to EBITDA. Borrower shall not permit the ratio of its Funded Indebtedness to EBITDA to be greater than 2.500 to 1.00, measured as of the end of each fiscal quarter on a rolling four-quarter basis.

(d)                                 Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio, measured as of the end of each fiscal quarter on a rolling four-quarter basis, of not less than 1.40 to 1.00 until March 30, 2010 and, thereafter, of not less than 1.50 to 1.00. “Debt Service Coverage Ratio” shall mean, for any period, (i) the sum of EBITDA and other non-cash expenses of Borrower for such period, less taxes paid, taxes accrued and payable and unfinanced capital expenses for such period, divided by (ii) the sum of current portion of long-term debt, current portion of long-term leases and interest paid, in each case for such period.

(e)                                  Profitability. Borrower shall not have two consecutive quarters of net losses, measured as of the end of each fiscal quarter.

5.2                                 Limitations on Indebtedness. Borrower shall not issue any evidence of indebtedness or create, assume, guarantee, become contingently liable for or suffer to exist indebtedness in addition to indebtedness to Bank, except Permitted Indebtedness or indebtedness or liabilities of Borrower, other than for money borrowed, incurred or arising in the ordinary course of business.

5.3                                 Sale of Interest. There shall not be any sale or transfer of ownership of any interest in Borrower without Bank’s prior written consent, unless such sale or transfer shall not result in a Change in Control.

5.4                                 Loans or Advances. Borrower shall not make any loans or advances to any Person, including without limitation its officers and employees; provided, however, that Borrower may make advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses are reimbursable by Borrower; and provided, further, that Borrower may extend credit in the ordinary course of business in accordance with customary trade practices.

5.5                                 Dividends and Distributions. Borrower shall not, without prior written consent of Bank, pay any dividends on or make any distribution on account of any class of such Borrower’s capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock, except to the extent such redemption, purchase or other acquisition constitutes a Permitted Investment or, with the prior written consent of Bank in each instance and so long as such Borrower is not in default hereunder, distributions to the stockholders of such Borrower in such amounts as are necessary to pay the tax liability of such stockholders due as a result of such stockholders’ interest in such Borrower or as otherwise approved by Bank in its sole discretion.

5.6                                 Investments. Borrower shall not make investments in, or advances to, any Person, except for Permitted Investments. Borrower will not purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets or purchase all or substantially all the assets of any entity, except for Permitted Investments.

5.7                                 Merger. Borrower will not merge or consolidate or be merged or consolidated with or into any other entity, unless Borrower is the surviving entity and such merger or consolidation does not result in a Change in Control.

5.8                                 Capital Expenditures. Borrower shall not, directly or indirectly, make or commit to make capital expenditures by lease, purchase or otherwise, except (a) in the ordinary and usual course of business up to an aggregate limit of $1,000,000.00 or (b) with Bank’s prior written consent.

5.9                                 Sale of Assets. Borrower shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary and usual course of business and except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in Borrower’s business, provided, that fair consideration is received therefor.

5.10                           Restriction on Liens. Borrower shall not encumber or grant any security interest or lien on or in or mortgage of any of its properties or assets, including without limitation the Collateral, except for Permitted Liens. Borrower shall not enter into any agreement with any person other than Bank that prohibits Borrower from granting any security interest in, or mortgage of, any of its properties or assets including the Collateral.

5.11                           Other Business. Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

5.12                           Change of Name, etc. Borrower shall not change its legal name or the state or the type of its organization, without giving Bank at least 30 days’ prior written notice thereof.

6.                                      STAND-BY LETTERS OF CREDIT SUBLINE

The Revolving Loan shall include a subline facility (the “Stand-By Letter of Credit Subline”) for stand-by letters of credit (each, a “Stand-By Letter of Credit” and, collectively, “Stand-By Letters of Credit”) for the account of Borrower. So long as there is no Event of Default and subject to the terms and conditions of this Agreement, Borrower may obtain Stand-By Letters of Credit from Bank on a revolving basis. The Stand-By Letter of Credit Subline may be used for obtaining Stand-By Letters of Credit with a maximum expiration date of October 1, 2010.

(a)                                  The amount of all issued, outstanding and unexpired Stand-By Letters of Credit, including amounts drawn on Stand-By Letters of Credit and not yet reimbursed by Borrower to Bank, may not exceed $1,500,000.00.

(b)                                 The amount of all issued, outstanding and unexpired Stand-By Letters of Credit, including amounts drawn on Stand-By Letters of Credit and not yet reimbursed to Bank, together with all other amounts outstanding under the Revolving Loan, shall not exceed $12,000,000.00.

(c)                                  Any sum drawn under a Stand-By Letter of Credit shall, at Borrower’s election, either be immediately reimbursed to Bank by Borrower or added to the principal amount outstanding under the Revolving Loan and shall be governed by the terms and conditions regarding the Revolving Loan set forth in this Agreement. Any sum drawn under a Stand-By Letter of Credit after the maturity of the Revolving Loan or after the occurrence of an Event of Default shall be due with interest on demand and shall accrue interest at the default rate of interest as provided in this Agreement.

(d)                                 In the event any Stand-By Letters of Credit are outstanding on October 1, 2010, or upon the occurrence of an Event of Default, Borrower shall immediately provide Bank with a written request for cancellation of the Stand-By Letter of Credit from the beneficiary’s bank in form acceptable to Bank or deposit with Bank, as cash collateral for the obligations of Borrower to reimburse Bank for draws under such remaining outstanding Stand-By Letters of Credit, an amount equal to the face amount of all such outstanding Stand-By Letters of Credit to be applied to repay draws under such Stand-By Letters of Credit as and when made. Borrower hereby grants to Bank a security interest in such cash collateral.

(e)                                  The issuance of any Stand-By Letter of Credit or any amendment to a Stand-By Letter of Credit is subject to Bank’s written approval and such Stand-By Letter of Credit, or any amendment thereto, must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank. Borrower will complete with proper insertions, sign and deliver to Bank, Bank’s application and agreement for each requested Stand-By Letter of Credit. Bank may refuse to issue a Stand-By Letter of Credit or amendment to any Stand-By Letter of Credit due to the nature or terms of the transaction for which the Stand-By Letter of Credit is required or when applicable law, regulation or order prohibits the issuance of the Stand-By Letter of Credit or amendment.

(f)                                    Borrower agrees that Bank may automatically charge Borrower’s deposit accounts with Bank for applicable fees, discounts and other charges relating to any Stand-By Letters of Credit, as well as for any reimbursement obligation hereunder, and Borrower grants a security interest to Bank in any such accounts for such purposes.

(g)                                 Borrower will pay promptly Bank’s issuance, settlement and other fees (in accordance with the prevailing California Bank & Trust Transaction Fee Schedule as issued from time to time or such other current Bank publication) for Stand-By Letters of Credit and all expenses incurred by Bank in connection therewith.

(h)                                 Bank shall have no obligation to enter a Stand-By Letter of Credit if there is an uncured breach of Event of Default by Borrower under this Agreement, any Stand-By Letter of Credit or any other Obligation of Borrower to Bank.

7.                                      DEFAULT

7.1                                 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)                                  failure to pay in full any installment of principal or interest under the Note or any fee or other amount due and payable under the Loan Documents or a default by Borrower with respect to any covenant set forth in Section 5 herein or any other negative covenant under the Loan Documents;

(b)                                 default or failure by Borrower to perform any covenant set forth in Section 4 herein or any other term, liability, obligation, covenant or undertaking of Borrower hereunder or under any of the other the Loan Documents (other than any default or failure described in Section 7.1(a)) and such default or failure shall continue for fifteen (15) days after Borrower becomes aware of such default or failure or Bank gives Borrower written notice of such default or failure, whichever occurs first, or, if such default or failure is of a nature that it is not reasonably capable of being cured within such 15-day period, Borrower shall have commenced the cure within such 15-day period and shall diligently pursue such cure until completion, which shall not exceed sixty (60) days after the cure has commenced;

(c)                                  failure of Borrower to maintain aggregate Collateral value to the extent such failure results in a Material Adverse Change;

(d)                                 an event of default of any material liability, obligation or undertaking of Borrower to any other party;

(e)                                  if any statement, representation or warranty heretofore, now or hereafter made by Borrower in connection with this Agreement or in any supporting financial statement of Borrower shall be determined by Bank to have been false or misleading in any material respect when made;

(f)                                    (i) the liquidation, termination or dissolution of Borrower, (ii) the merger or consolidation of Borrower into another entity, or the sale or transfer of any ownership interest in Borrower, resulting in a Change in Control, (iii) Borrower’s ceasing to carry on actively its present business or (iv) the appointment of a receiver for its property;

(g)                                 the institution by or against Borrower of any proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other law in which Borrower is alleged to be insolvent or unable to pay its debts as they mature, or the making by Borrower of an assignment for the benefit of creditors or the granting by Borrower of a trust mortgage for the benefit of creditors;

(h)                                 a judgment or judgments for the payment of money in excess of $50,000 shall be rendered against Borrower and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(i)                                     any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of Borrower in connection with any liability or claim in an amount equal to $50,000.00 or more; or

(j)                                     the occurrence of any change in the condition or affairs (financial or otherwise) of Borrower or the occurrence of any other event or circumstance resulting in a Material Adverse Change.

7.2                                 Acceleration. If an Event of Default shall occur, at the election of Bank, all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on demand, which shall be due and payable on demand, whether or not an Event of Default has occurred. In addition, Bank may require that Borrower remit to Bank cash collateral in an amount equal to 110% of the aggregate undrawn amount of all outstanding Letters of Credit at such time, such cash collateral to be held by Bank in a cash collateral account on terms and conditions satisfactory to Bank.

Bank is hereby authorized, at its election, after an Event of Default or after demand, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Borrower agrees that ten (10) days written notice to Borrower, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, Bank, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which Borrower shall waive and release after default upon Bank’s request therefor, and may be free of any warranties as to the Collateral if Bank shall so decide. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Any balance of the net proceeds of sale remaining after paying all Obligations of Borrower to Bank shall be returned to such other party as may be legally entitled thereto; and if there is a deficiency, Borrower shall be responsible for repayment of the same, with interest. Upon demand by Bank, Borrower shall assemble the Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to Bank and Borrower. Borrower hereby acknowledges that Bank has extended credit and other financial accommodations to Borrower upon reliance of Borrower’s granting Bank the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default or after demand with respect to Obligations payable on demand and Borrower hereby acknowledges that Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code.

Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or guarantees of, the Obligations or any of them, or to resort to such security or guarantees in any particular order; and all of its rights hereunder and in respect of such securities and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, Borrower hereby agrees that it will not invoke and irrevocably waives the benefits of any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Bank’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed. Except as required by applicable law, Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

7.3                                 Power of Attorney. Borrower hereby irrevocably constitutes and appoints Bank as Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of Borrower but for the sole benefit of Bank, upon the occurrence of an Event of Default or after demand with respect to Obligations payable on demand, to convert the Collateral into cash, including without limitation completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to enforce collection of the Collateral, either in its own name or in the name of Borrower, including without limitation executing releases or waivers, compromising or settling with any Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to Borrower and to take therefrom any remittances or proceeds of Collateral in which Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as Bank shall designate; to endorse the name of Borrower in favor of Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of Borrower on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of Borrower on any notice of the Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of Borrower any financing or other statement in order to perfect or protect Bank’s security interest. Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to Borrower except for its own gross negligence or willful misconduct. All powers conferred upon Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of Borrower or any guarantor or surety to Bank shall remain unpaid or Bank is obligated under this Agreement to extend any credit to Borrower.

7.4                                 Nonexclusive Remedies. All of Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by Bank at such time or times and in such order of preference as Bank in its sole discretion may determine.

7.5                                 Right of Setoff. In addition to any rights now or hereafter granted, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at anytime or from time to time, to the extent permitted by law, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by Bank (including by branches and agencies of Bank wherever located) to or for the credit or the account of Borrower against and on account of the Obligations of Borrower to Bank under this Agreement or under any of the other Loan Documents and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

7.6                                 Reassignment to Borrower. Whenever Bank deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, Bank may reassign the item in question to Borrower (and if Bank shall execute any such reassignment, it shall automatically be deemed to be without recourse to Bank in any event) and require Borrower to proceed with such legal or other action at Borrower’s sole liability, cost and expense, in which event all amounts collected by Borrower on such item shall nevertheless be subject to Bank’s security interest.

8.                                      MISCELLANEOUS

8.1                                 Waivers. Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

8.2                                 [Reserved]

8.3                                 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

8.4                                 Deposit Collateral. Borrower hereby grants to Bank a continuing lien and security interest in any and all deposit accounts (including without limitation time, savings, checking and money market accounts and certificates of deposit) or other sums at any time credited by or due from Bank or any Bank Affiliate to Borrower and any cash, securities, instruments or other property of Borrower in the possession of Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from Bank or any Bank Affiliate (regardless of the reason Bank or Bank Affiliate had received the same or whether Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of Borrower to Bank or any Bank Affiliate and such deposits and other sums may be applied against such liabilities and obligations of Borrower to Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to Bank or any Bank Affiliate.

8.5                                 Indemnification. Borrower shall indemnify, defend and hold Bank and any Bank Affiliate and their directors, officers, employees, shareholders, agents, authorized representatives and attorneys (each an “Indemnitee”) harmless from and against any and all loss, liability or damages of claim brought or threatened against any Indemnitee by Borrower, any guarantor or endorser of the Obligations, or any other person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of Bank’s relationship with Borrower, or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by Bank with counsel of Bank’s election, but at the expense of Borrower), except for any claim arising solely out of the gross negligence or willful misconduct of Bank. The within indemnification shall survive the termination or expiration of this Agreement the payment of the Obligations, and/or any termination, release or discharge executed by Bank in favor of Borrower.

8.6                                 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to pay (i) all costs and expenses incurred by Bank in connection with or arising from the performance of due diligence, the syndication of the credit facilities contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Agreement, the other Loan Documents and any other documentation contemplated hereby, the making of loans hereunder, including without limitation the out-of-pocket costs and internally allocated charges of audit or field examinations of Bank in connection with the administration of this Agreement, and (ii) all costs and expenses incurred by Bank in the maintenance, enforcement or protection of the rights and remedies of

Bank in connection with this Agreement, the Note or the other Loan Documents or any of Borrower’s obligations hereunder or thereunder or as a result of any transaction, action or non-action arising from any of the foregoing, including without limitation any and all such costs and expenses incurred or paid by Bank in defending Bank’s security interest in or right or title to the Collateral or in collecting or enforcing, or attempting to collect or enforce, payment of the Obligations. Such costs and expenses shall include without limitation attorneys’ fees and disbursements, court costs, litigation and other expenses. Payments for any costs and expenses described in this section shall be made on the date this Agreement is executed by Borrower and thereafter on demand by Bank. Borrower agrees that it shall indemnify Bank from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement, the Note and any of the other Loan Documents or the issuance of any letters of credit. The obligations of Borrower under this section shall survive the termination of this Agreement, the payment of the loans and the expiration of any letters of credit issued hereunder.

8.7                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement.

8.8                                 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter, including the Original Agreement and the related Promissory Notes, Commercial Security Agreement, Corporate Resolution to Borrow/Grant Collateral, Stand-By Letter of Credit Subline addendum and Disbursement Requests and Authorizations (together with any amendments, extensions or renewals executed and delivered in connection therewith) (collectively, the “Prior Loan Documents”). From and after the date of execution of this Agreement, the Prior Loan Documents shall be of no further force or effect. Without limiting the generality of the foregoing and for the avoidance of doubt only, Borrower acknowledges and agrees that the Agreement to Provide Insurance and Notice of Insurance Requirements, dated October 16, 2008, executed by Borrower remains in full force and effect as of the date hereof and that the statements set forth therein are true, correct and complete and Borrower is in compliance with any and all covenants, requirements and agreements set forth therein as of the date hereof.

8.9                                 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and Bank shall be entitled to rely thereon) until released in writing by Bank. Bank may transfer and assign this Agreement and any Revolving Credit and deliver the Collateral to the assignee, who shall thereupon have all of the rights of Bank; and Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement, and any such Revolving Credit and the Collateral. Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

8.10                           Further Assurances. Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Agreement and the other Loan Documents (including without limitation to correct clerical errors) or to vest more fully in or assure to Bank the security interest in the Collateral granted to Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including without limitation the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, Borrower authorizes Bank to file financing statements, continuation statements or amendments, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to

Borrower. Borrower agrees to furnish any such information to Bank promptly upon request. In addition, Borrower shall at any time and from time to time take such steps as Bank may reasonably request for Bank (i) to obtain an acknowledgment, in form and substance satisfactory to Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Bank, (ii) to obtain “control” (as defined in the Code) of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Bank, and (iii) otherwise to insure the continued perfection and priority of Bank’s security interest in any of the Collateral and the preservation of its rights therein. Borrower hereby constitutes Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

8.11                           Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Borrower shall obtain Bank’s prior written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion.

8.12                           Term of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Bank shall be outstanding, or Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

8.13                           Notices. Any notice under or pursuant to this Agreement shall be a signed writing or other authenticated record (within the meaning of Article 9 of the Code). Any notices under or pursuant to this Agreement shall be deemed duly received and effective if delivered in hand to any officer or agent of Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to Borrower or Bank at the address set forth in this Agreement or as any party may from time to time designate by written notice to the other party.

8.14                           Governing Law. This Agreement has been executed or completed and is to be performed in California, and it and all transactions hereunder or pursuant hereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties hereunder and in all other respects by the internal laws of California without regard to principles of conflict of laws.

8.15                           Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to Bank may be reproduced by Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

8.16                           Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to Borrower’s address shown in this Agreement or as notified to Bank and (ii) by serving the same upon Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower

8.17                           Civil Code § 2822. In the event that, at any time, a surety is liable upon only a portion of Borrower’s obligations under the Loan Documents and Borrower provides partial satisfaction of any such obligations, Borrower hereby waives any right it would otherwise have under Section 2822 of the California Civil Code to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Bank rather than Borrower

8.18                      MUTUAL WAIVER OF RIGHT TO JURY TRIAL. SUBJECT TO SECTION 8.19 AND TO THE EXTENT THAT IN THE FUTURE SUCH WAIVERS ARE PERMITTED BY LAW IN THE MANNER PROVIDED IN SECTION 8.19(a), BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (a) WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY (a “Jury Trial Waiver”) IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR THE LOAN DOCUMENTS, THE OBLIGATIONS OR ANY MATTERS CONTEMPLATED HEREBY OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (b) AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION OR PROCEEDING WITH ANY OTHER ACTION OR PROCEEDING IN WHICH A JURY TRIAL CAN NOT BE OR HAS NOT BEEN WAIVED.

8.19                           Reference Provision.

(a)                             The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 8.18 herein, but the California Supreme Court has held that such pre-dispute jury trial waivers are unenforceable. This section will be applicable until: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that contained in Section 8.18 herein is valid or enforceable; or (ii) the California Legislature passes legislation and the governor of the State of California signs into law a statute authorizing pre-dispute jury trial waivers and as a result such waivers become enforceable.

(b)                            Other than (i) non-judicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638, at seq., of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the superior court or federal district court in the county or district where the real property, if any, is located or in a county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)                             The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the presiding judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(d)                            The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) If practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)                                  The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f)                                    Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(g)                                 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The referee shall issue a decision pursuant to CCP § 644 and the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order entered by the Court is fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h)                                 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act, CCP §§ 1280 - § 1294.2, as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i)                                     THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

8.20                           USA PATRIOT Act. Bank notifies Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the USA PATRIOT Act.

8.21                           Waiver of Damages. Borrower acknowledges and agrees that Bank has no fiduciary relationship with or fiduciary duty or obligation to Borrower arising out of or in connection with this Agreement or any other Loan Document and that the relationship between Bank and Borrower in connection therewith is solely that of debtor and creditor. To the extent permitted by applicable law, Borrower waives, and covenants and agrees it will not assert, any claims against Bank on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising from or in connection with this Agreement, any Loan Document, any agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby or thereby.

8.22                           Participations. Bank may, without the consent of Borrower, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement, including without limitation all or a portion of the Loans then issued, outstanding and owing to Bank and the Note. Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this section, disclose to the proposed assignee or participant any information relating to Borrower furnished to Bank by or on behalf of Borrower, provided, that the proposed assignee or participant agrees to hold such information confidential to the same extent Bank must hold such information confidential.

8.23                           Construction of Agreement. Defined terms in this Agreement (including any schedules, exhibits and attachments hereto) shall include in the singular number the plural and in the plural number the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

8.24                           Confidentiality. Bank agrees to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Bank from Borrower that indicates it is confidential, including business plans and forecasts, non-public financial and other information, confidential or secret processes, formulae, devices and contractual information, customer lists and employee relation matters, provided that Bank may disclose such information to its officers, directors, employees, attorneys, accountants, Affiliates, participants, prospective participants, assignees and prospective assignees and such other persons to whom Bank shall at any time be required to make such disclosure in accordance with applicable law or in the performance of its obligations in connection with the Loans, and provided that the foregoing provisions shall not apply to disclosures made by Bank in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default or to disclosures of information that is or becomes generally available to the public other than as a result of a disclosure by Bank or that was received by Bank in good faith from a third party who is not bound by an obligation of confidentiality or otherwise prohibited from transmitting the information.

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8.25                           Force Majeure. Neither party hereto shall be required to perform, or shall be liable for any failure to perform, its obligations hereunder during any period in which such non-performance is caused by or arises from (i) war, national emergencies, hostilities or acts of terrorism, (ii) natural disasters, weather conditions, mechanical breakdowns or power failure, (iii) strikes, work stoppages, labor shortages or inability to procure labor, and (iv) causes beyond the control of the party unable to perform; and any loss, damage, cost or expense arising therefrom or in connection therewith shall be excluded under this Agreement.

Executed as of February 4, 2009

Borrower:

Iteris, Inc.,
a Delaware corporation

By:	/s/ James S. Miele
James S. Miele, Chief Financial Officer For Iteris, Inc.

By:	/s/ Abbas Mohaddes
Abbas Mohaddes, Chief Executive Officer

Accepted:

California Bank & Trust,
a California banking corporation

By:	/s/ Sergio Alfonso
Sergio Alfonso, Vice President

Schedule P1

Existing Permitted Investments

None

EXHIBIT A

Excess Cash Flow Recapture Certificate

The undersigned, being the duly appointed, qualified and acting Chief Financial Officer of Iteris, Inc. (“Borrower”), hereby certifies that the following calculation of the Excess Cash Flow Recapture Amount pursuant to Section 1.1(b)(ii) of that certain Amended and Restated Loan and Security Agreement, dated as of February 4, 2009 (the “Loan Agreement”), between Borrower and California Bank & Trust, a California banking corporation (“Bank”), is true, complete and correct for Borrower’s fiscal year ended March 31, 20  , and that such amount is to be applied to the outstanding principal balance of the Company’s indebtedness under the Loan Agreement.

For fiscal year ended March 31, 20    :

1.	EBITDA			$
2.	Less:		$
	a.	Taxes
	b.	Lesser of (i) $1,500,000 and (ii) capital expenditures
	c.	Interest paid
	d.	Current portion of long-term debt
3.	Deductions from EBITDA			$
4.	Excess Cash Flow			$
5.	Recapture Amount (50% x Excess Cash Flow)			x 50%	$
6.	Maximum Excess Cash Flow Recapture Amount				$500,000
7.	Excess Cash Flow Recapture Amount to be paid by Borrower and applied to balance of Loan for fiscal year 20 (lesser of lines 5 and 6)				$

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Excess Cash Flow Recapture Certificate as of March 31, 20  .

/s/ James S. Miele
James S. Miele, Chief Financial Officer
For Iteris, Inc.

Loan No. 0411094-9001

AMENDED AND RESTATED REVOLVING NOTE

February 4, 2009

$12,000,000.00	Irvine, California

For value received, the undersigned, Iteris, Inc., a Delaware corporation, with an address of 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705 (“Borrower”), promises to pay to the order of California Bank & Trust, a California banking corporation, with an address of Orange County Corporate Banking Office, 19200 Von Karman Avenue, Suite 140, Irvine, California 92612 (together with its successors and assigns, “Bank”), the principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) or, if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by Bank to Borrower pursuant hereto, on or before October 1, 2010 (the “Maturity Date”), together with interest from the date hereof on the unpaid principal balance from time to time outstanding until paid in full.

This Note amends and restates that certain Promissory Note dated October 16, 2008, by Borrower in favor of Bank in the original principal amount of $12,000,000.00 and continues to evidence, and does not extinguish or satisfy, the indebtedness and other obligations of Borrower thereunder. Nothing in this Note shall constitute or be deemed to constitute a novation.

The aggregate principal balance outstanding shall bear interest, and interest shall be payable, in accordance with that certain Interest Rate Election Rider attached hereto and made a part hereof (the “Interest Election Rider”).

This Note is secured by all collateral granted to Bank by Borrower or any endorser or guarantor hereof or by any other party and shall be secured by any additional collateral hereafter granted to Bank by Borrower or any endorser or guarantor hereof or by any other party.

Principal and interest shall be payable at Bank’s main office or at such other place as Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

This Note is a revolving note and, subject to the foregoing and in accordance with the provisions hereof and of any and all other agreements between Borrower and Bank related hereto, Borrower may, at its option, borrow, pay, prepay and reborrow hereunder at any time prior to the Maturity Date or such earlier date as the obligations of Borrower to Bank under this Note, and any other agreements between Bank and Borrower related hereto, shall become due and payable, or the obligation of Bank to extend financial accommodations to Borrower shall terminate; provided, however, that in any event the principal balance outstanding hereunder shall at no time exceed the face amount of this Note. This Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full and Bank is no longer obligated to extend financial accommodations to Borrower, even if, from time to time, there are no amounts outstanding respecting this Note.

For as long as the credit facility evidenced by this Note remains in existence, Borrower shall pay to Bank a fee (“Unused Line Fee”) in the form of additional interest on that portion of the maximum principal amount of this Note that on each day is not outstanding (“Unused Portion”), which interest shall accrue daily by multiplying the Unused Portion each day by a per diem rate equal to 0.25% divided by 360. The Unused Line Fee shall be due and payable quarterly in arrears.

At the option of Bank, this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any Event of Default, as defined in that certain Amended and Restated Loan and Security Agreement, dated as of even date herewith, between Borrower and Bank (the “Loan Agreement”).

Any payments received by Bank on account of this Note shall, at Bank’s option, be applied, first, to accrued and unpaid interest; second, to the unpaid principal balance hereof; and, third, to any costs, expenses or charges (including without limitation late charges) then owed to Bank by Borrower. Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in such manner as Bank may determine. Borrower hereby authorizes Bank to charge any deposit account which Borrower may maintain with Bank for any payment required hereunder, and, so long as no Event of Default shall have occurred and be continuing, Bank agrees to give Borrower written notice of any such charge.

If pursuant to the terms of this Note, Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. More specifically, if from any circumstances whatsoever, fulfillment of any provision of this Note or any other loan document executed and delivered in connection with this Note, at the time performance of such provision becomes due, would exceed the limit on interest then permitted by any applicable usury statute or any other applicable law, Bank may, at its option, (a) reduce the obligations to be fulfilled to such limit on interest, or (b) apply the amount in excess of such limit on interest to the reduction of the outstanding principal balance of the obligations, and not to the payment of interest, with the same force and effect as though Borrower had specifically designated such sums to be so applied to principal and Bank had agreed to accept such extra payments as a premium-free prepayment, so that in no event shall any exaction be possible under this Note or any other loan document that is in excess of the applicable limit on interest. It is the intention of Borrower and Bank that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws. The provisions of this paragraph shall control every other provision of this Note and any provision of any other loan document in conflict with this paragraph.

Borrower represents to Bank that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of dishonor, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral, and any right (whether now or hereafter existing) to require the holder hereof to first proceed against Borrower or any endorser or guarantor for any security.

Borrower and each endorser and guarantor of this Note agrees to pay, upon demand, costs of collection of all amounts under this Note, including without limitation principal and interest, or in connection with the enforcement of or realization on any security for this Note, including without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to five percent (5.0%) plus the then-current Wall Street Journal Prime Rate or LIBOR Rate, as the case may be, applicable to advances outstanding at such time. If any payment due under this Note is unpaid for 15 days or more, Borrower shall pay, in addition to any other sums due under this Note (and without limiting Bank’s other remedies on account thereof), a late charge equal to the lesser of $500 or 6.0% of such unpaid amount.

2

This Note shall be binding upon Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives and shall inure to the benefit of Bank and its successors, endorsees and assigns.

Borrower and each endorser and guarantor, if any, hereby waive presentment, demand, protest, notice of dishonor, notice of protest and all other notices and demands of every kind and all suretyship defenses of any kind, in each case that would otherwise be available in connection with this Note, including without limitation any right (whether now or hereafter existing) to require the holder hereof to first proceed against Borrower or any endorser or guarantor for any security.

In the event that at any time, a surety is liable upon only a portion of Borrower’s or any endorser’s or guarantor’s obligations under this Note and Borrower provides partial satisfaction of any such obligations, Borrower and each endorser and guarantor hereof, if any, hereby waives any right it would otherwise have under Section 2822 of the California Civil Code to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of this Note, be made by Bank rather than Borrower.

The liabilities of Borrower and any endorser or guarantor of this Note are joint and several; provided, however, the release by Bank of Borrower or any one or more endorsers or guarantors shall not release any other person obligated on account of this Note. Any and all present and future debts of Borrower to any endorser or guarantor of this Note are subordinated to the full payment and performance of all present and future debts and obligations of Borrower to Bank. Each reference in this Note to Borrower, any endorser and any guarantor is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to Bank of the person from whom contribution is sought have been irrevocably satisfied in full. The release or compromise by Bank of any collateral shall not release any person obligated on account of this Note.

Borrower and each endorser and guarantor hereof authorizes Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken all such other further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Note or any other loan documents related thereto (including without limitation to correct clerical errors) or to vest more fully in or assure to Bank the security interest in any collateral securing this Note or to comply with applicable statute or law.

This Note is delivered to Bank at one of its offices in California and shall be governed by the internal laws of the State of California without regard to principles of conflict of laws.

Any notices under or pursuant to this Note shall be deemed duly received and effective if delivered in hand to any officer or agent of Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to Borrower or Bank at the address set forth in this Note or as any party may from time to time designate by written notice to the other party.

The term “Bank Affiliate” as used in this Note shall mean any Affiliate of Bank or any lender acting as a participant under any loan arrangement between Bank and Borrower. The term “Affiliate” shall mean, with respect to any person, (a) any person which, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, or (b) any person who is a director or officer (i) of such person, (ii) of any subsidiary of such person, or (iii) any person described in clause (a) above. For purposes of this definition, “control” of a person shall mean the power, direct or indirect, (x) to vote 5% or more of the capital stock having ordinary voting power for the election of directors (or comparable equivalent) of such person, or (y) to direct or cause the direction of the management and policies of such person, whether by contract or otherwise. Control may be by ownership, contract or otherwise.

3

Borrower hereby grants to Bank a continuing lien and security interest in any and all deposit accounts (including without limitation time, savings, checking and money market accounts and certificates of deposit), whether now existing or hereafter opened and including without limitation any deposit accounts held jointly with a third party, or other sums at any time credited by or due from Bank or any Bank Affiliate to Borrower and any cash, securities, instruments or other property of Borrower in the possession of Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from Bank or any Bank Affiliate (regardless of the reason Bank or Bank Affiliate had received the same or whether Bank or Bank Affiliate has conditionally released the same), as security for the full and punctual payment and performance of all of the liabilities and obligations of Borrower to Bank or any Bank Affiliate, and such deposits and other sums may be applied against such liabilities and obligations of Borrower to Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to Bank or any Bank Affiliate.

Borrower hereby certifies to Bank that all financial information (“financial information”) submitted to Bank now and at all times during the term of this Note does and will fairly and accurately represent the financial condition of Borrower and each Bank Affiliate and each endorser and guarantor of this Note. Financial information includes, but is not limited to, all business financial statements (including interim and year-end financial statements that are company prepared and/or CPA prepared), business income tax returns, borrowing base certificates, accounts payable and receivable agings, personal financial statements and personal tax returns. Borrower understands that Bank will rely on all information, whenever provided, and that such information is a material inducement to Bank to make, to continue to make, or otherwise extend credit accommodations to Borrower. Borrower covenants and agrees to notify Bank in writing of any adverse material changes in its financial condition in the future. Borrower further understands and acknowledges that there are criminal penalties for giving false information to federally insured financial institutions.

Borrower and each endorser and guarantor of this Note each irrevocably submits to the nonexclusive jurisdiction of any federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Note. Borrower and each endorser and guarantor irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower and each endorser and guarantor hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower’s, endorser’s or guarantor’s address shown below or as notified to Bank and (ii) by serving the same upon Borrower and any endorsers or guarantors in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower or such endorser or guarantor.

4

BORROWER, EACH ENDORSER AND GUARANTOR AND BANK HEREBY AGREE THAT SECTIONS 8.18 AND 8.19 OF THE LOAN AGREEMENT WITH RESPECT TO JURY WAIVER AND JUDICIAL REFERENCE SHALL GOVERN IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE.

Executed as of February 4, 2009

Borrower:

Iteris, Inc.,
a Delaware corporation

	By:	/s/ James S. Miele
James S. Miele, Chief Financial Officer
For Iteris, Inc.

	By:	/s/ Abbas Mohaddes
Abbas Mohaddes, Chief Executive Officer

	Address:	1700 Carnegie Avenue, Suite 100
Santa Ana, California 92705

5

INTEREST RATE ELECTION RIDER

1.                                      INTEREST RATES; PAYMENTS AND PREPAYMENTS

1.1                                 Interest Rates. So long as no Event of Default shall have occurred and be continuing and subject to the other terms of this Note, the outstanding principal balance shall bear interest at a rate per annum for the Interest Periods which Borrower selects in accordance with this section and the other provisions of this Note equal to (a) a variable rate (the “Variable Rate”) equal to the Wall Street Journal Prime Rate plus the Applicable Margin (a “Variable Rate Advance”); or (b) the LIBOR Rate for Interest Periods of one, two or three months, but not longer than the remainder of the term of this Note, plus the Applicable Margin (a “LIBOR Advance”).

1.2                                 Rate Selection. When Borrower desires to select an interest rate, Borrower shall give Bank three (3) days’ prior written notice specifying the effective date thereof (which shall be a Banking Day), the type of interest rate, the amount to which the interest rate shall apply and the duration of the first Interest Period therefor. Any such notice shall be irrevocable and shall be subject to other terms and conditions set forth in this Note. If Bank does not receive timely notice of a requested LIBOR Advance, Borrower shall be deemed to have selected a Variable Rate Advance. Each LIBOR Advance may only be requested in increments of $500,000.00 and no more than two (2) LIBOR Advances may be outstanding at any one time. If any interest rate is selected, Bank shall record on the books and records of Bank an appropriate notation evidencing such selection, each repayment on account of the principal thereof and the amount of interest paid, and Borrower authorizes Bank to maintain such records and make such notations and agrees that the amount shown on the books and records as outstanding from time to time shall constitute the amount owing to Bank pursuant to this Note, absent manifest error.

1.3                                 Payment of Interest. Interest on all amounts outstanding (except for LIBOR Advances) shall be payable monthly in arrears on the first day of each month commencing the month following the date of this Note, and continuing thereafter on the same day of each succeeding month until the principal balance shall be paid in full. Interest on all LIBOR Advances shall be payable, in arrears, on the first Banking Day following the expiration of the applicable Interest Period and, in respect of any LIBOR Advance of more than three (3) months’ duration, interest shall also be payable, in arrears, on each earlier Banking Day which is three (3) months after the first day of the applicable Interest Period.

1.4                                 Interest Periods. Each Interest Period shall commence and shall end as set forth in Section 2.1(c) hereof; provided, however, that (a) any Interest Period that would otherwise end on a day which is not a Banking Day shall be extended to the next Banking Day unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding Banking Day; (b) any Interest Period that begins on the last Banking Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end), shall (subject to clause (a) above) end on the last Banking Day of such calendar month; and (c) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

1.5                                 Conversion of Outstanding Amounts. So long as no Event of Default shall have occurred and be continuing, Borrower may (a) on any Banking Day, convert any outstanding Variable Rate Advance to a LIBOR Advance in the same aggregate principal amount and (b) on the last Banking Day of the then current interest Period applicable to a LIBOR Advance, convert such LIBOR Advance to a Variable Rate Advance. If Borrower desires to convert an advance as set forth in the prior sentence, it shall give Bank three (3) Banking Days’ prior written notice, specifying the date of such conversion, the amount to be converted and if the conversion is from a Variable Rate Advance to a LIBOR Advance, the duration of the Interest Period therefor.

1.6                                 End of Interest Period. Subject to all of the terms and conditions applicable to a request that a new interest rate selected be a LIBOR Advance, Borrower may elect to continue a LIBOR Advance as of the last day of the applicable Interest Period to a new LIBOR Advance. If Borrower fails to notify Bank of the Interest Period for a subsequent LIBOR Advance at least Three (3) Banking Days prior to the last day of the then current Interest Period, then, at Bank’s discretion, such outstanding LIBOR Advance shall become a Variable Rate Advance at the end of the current Interest Period for such outstanding LIBOR Advance and shall accrue interest in accordance with the provisions regarding Variable Rate Advances described herein.

1.7                                 Basis for Determining LIBOR Inadequate or Unfair. In the event that Bank shall determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate, or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to Bank in the interbank Eurodollar market, with respect to a proposed LIBOR Advance or a proposed conversion of any Variable Rate Advance to a LIBOR Advance, Bank shall give Borrower prompt notice of such determination. If such notice is given, then: (a) any requested LIBOR Advance shall be made as a Variable Rate Advance, unless Borrower gives Bank one Banking Day’s prior written notice that its request for such borrowing is canceled; (b) any advance which was to have been converted to a LIBOR Advance shall be continued as a Variable Rate Advance; and (c) any outstanding LIBOR Advance shall be converted to a Variable Rate Advance on the last Banking Day of the then current Interest Period for such LIBOR Advance. Until such notice has been withdrawn, Bank shall have no obligation to make LIBOR Advances or maintain outstanding LIBOR Advances and Borrower shall not have the right to request LIBOR Advances or convert advances to LIBOR Advances.

1.8                                 Illegality of LIBOR Rate. Notwithstanding any other provision of this Note, if, after the date of this Note, any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Bank to make or maintain any LIBOR Advance, the obligation of Bank hereunder to make or maintain such LIBOR Advance shall forthwith be suspended for the duration of such illegality and Borrower shall, if any such LIBOR Advance is outstanding, promptly upon request from Bank, prepay such LIBOR Advance or convert such LIBOR Advance to another type of advance. If any such payment is made on a day that is not the last Banking Day of the then current Interest Period applicable to such advance, Borrower shall pay Bank, upon Bank’s request, any amount required under Section 1.10 of this Note.

1.9                                 Termination of Pricing Option. After the occurrence of an Event of Default, Borrower’s right to select pricing options, if applicable, shall cease, and, if Borrower would, but for the application of the preceding clause, have had the right to elect among interest rate options, notwithstanding anything to the contrary in this Note, interest shall accrue at a rate per annum equal to five percent (5.0%) plus the then-current Wall Street Journal Prime Rate or LIBOR Rate, as the case may be, applicable to advances outstanding at such time.

1.10                                    Optional Prepayment.

(a)                                  Borrower has the right to pay before due the unpaid balance of any Variable Rate Advance or any part thereof without penalty or premium, but with accrued interest on the principal being prepaid to the date of such repayment.

(b)                                 At its option and upon prior written notice to Bank, Borrower may prepay any LIBOR Advance in whole or in part from time to time without premium or penalty but with accrued interest on the principal being prepaid to the date of such repayment; provided, however, that such LIBOR Advance may only be prepaid on the last Banking Day of the then current Interest Period applicable thereto.

(c)                                  In the event that any prepayment of a LIBOR Advance is required or permitted on a date other than the last Banking Day of the then current Interest Period applicable thereto, then so long as this Note has not become due and payable in accordance with its terms, Borrower shall have the right to prepay such LIBOR Advance in whole (but not in part), provided, that Borrower shall pay to Bank concurrently with such prepayment a Yield Maintenance Fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the “cost of funds” component of the LIBOR Advance in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to Bank upon prepayment of the LIBOR Advance. If this Note shall become due and payable for any reason, then any Yield Maintenance Fee with respect to the Note shall become due and payable in the same manner as though Borrower had exercised its right of prepayment. Borrower recognizes that Bank will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of this Note and that the Yield Maintenance Fee compensates Bank for such costs and expenses. Borrower acknowledges that the Yield Maintenance Fee is bargained-for consideration and not a penalty.

(d)                                 All prepayments of any LIBOR Advance shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

2.                                      DEFINITIONS

2.1                                      Definitions. The following definitions are applicable to this Interest Rate Election Rider:

(a)                                  “Applicable Margin” shall mean the rate determined based on the percentage of the average aggregate balance of all demand deposit accounts (including without limitation time, savings, checking and money market accounts) maintained by Borrower with Bank as compared to the average total loan or credit commitments by Bank to Borrower (the “DDA Percentage”), measured on a quarterly basis as of the end of each fiscal quarter, as follows:

DDA Percentage	Applicable Margin for Variable Rate Advances	Applicable Margin for LIBOR Advances
25% or greater	0.00%	2.50%
15% to (but not including) 25%	0.25%	2.75%
Less than 15%	0.50%	3.00%

Any change in the Applicable Margin resulting from the measurement of the DDA Percentage as of the end of a fiscal quarter shall be effective an the first day of the immediately following fiscal quarter.

(b)                                 “Banking Day” shall mean with respect to LIBOR Advances, a London Banking Day and with respect to all other advances, any day other than a day on which commercial banks in California are required or permitted by law to close.

(c)                                  “Interest Period” shall mean, with respect to any LIBOR Advance, the one, two or three month period selected by Borrower pursuant to Section 1.1. The actual length of such periods shall be calculated as set forth below. The initial Interest Period, unless commenced on the first Banking Day of a month, shall, notwithstanding the length of the Interest Period selected by Borrower, (i) for Interest Periods beginning before the 25th of each calendar month, end on the first Banking Day of the month following commencement of the initial Interest Period; and (ii) for Interest Periods beginning on or after the 25th of each calendar month, end on the first Banking Day of the second month following commencement of the initial Interest Period. All subsequent Interest Periods for any particular LIBOR Advance shall commence on the first Banking Day of the relevant month and end of the first Banking Day of the month determined by the length of the Interest Period selected by Borrower pursuant to this provision. Bank’s calculation of the length of Interest Periods shall be in its sole and absolute discretion and shall conclusively bind Borrower absent manifest error.

(d)                                 “LIBOR Advance” shall have the meaning set forth in Section 1.1 above.

(e)                                  “LIBOR Rate” shall mean the rate per annum for the relevant Interest Period determined as of the start of each Interest Period as quoted by Bank as Bank’s LIBOR Rate based on quotes from the London Interbank Offered Rate from the British Bankers Association Interest Settlement Rates, as quoted for U.S. Dollars by Bloomberg, or other comparable service selected by Bank. The Interest Period shall be Note N LIBOR Rate Period. This definition of LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. The LIBOR Rate may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to any Interest Period. The effective interest rate applicable to Borrower’s loans evidenced hereby shall change as of the beginning of each Interest Period if there is a change in the LIBOR Rate as of any such date.

(f)                                    “London Banking Day” shall mean with respect to LIBOR Advances, any day on which commercial banks are open for international business (including dealings in U.S. Dollar ($) deposits) in London, England and California.

(g)                                 “Variable Rate Advance” shall have the meaning set forth in Section 1.1 above.

(h)                                 “Wall Street Journal Prime Rate” shall mean the highest rate published from time to time by the Wall Street Journal as the Prime Rate, or, in the event the Wall Street Journal ceases publication of the Prime Rate, the base, reference or other rate then designated by Bank, in its sole discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

2.2                                 Other Terms. Capitalized terms used but not otherwise defined in this Note (including without limitation this Interest Rate Election Rider) shall have the respective meanings ascribed to them in the Loan Agremeent.

Loan No. 0411094-9002

AMENDED AND RESTATED NON-REVOLVING-TO-TERM NOTE

$7,500,000.00	February 4, 2009
Irvine, California

For value received, the undersigned, Iteris, Inc., a Delaware corporation, with an address of 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705 (“Borrower”), promises to pay to the order of California Bank & Trust, a California banking corporation, with an address of Orange County Corporate Banking Office, 19200 Von Karman Avenue, Suite 140, Irvine, California 92612 (together with its successors and assigns, “Bank”), the principal amount of Seven Million, Five Hundred Thousand and No/100 Dollars ($7,500,000.00) or, if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by Bank to Borrower pursuant hereto, on or before May 1, 2013 (the “Maturity Date”) as set forth below, together with interest from the date hereof on the unpaid principal balance from time to time outstanding until paid in full.

This Note amends and restates that certain Promissory Note dated October 16, 2008, by Borrower in favor of Bank in the original principal amount of $7,500,000.00 and continues to evidence, and does not extinguish or satisfy, the indebtedness and other obligations of Borrower thereunder. Nothing in this Note shall constitute or be deemed to constitute a novation.

The aggregate principal balance outstanding shall bear interest thereon at a rate per annum equal to the Wall Street Journal Prime Rate plus the Applicable Margin. The current Wall Street Journal Prime Rate is Four Percent (4.0%) and the initial Applicable Margin is One Percent (1.0%). Accordingly, the initial applicable interest rate is equal to Five Percent (5.0%) until changed in accordance with the terms of this Note.

“Wall Street Journal Prime Rate” means the highest rate published from time to time by the Wall Street Journal as the Prime Rate or, in the event the Wall Street Journal ceases publication of the Prime Rate, the base, reference or other rate then designated by Bank, in its sole discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto. The effective interest rate applicable to Borrower’s loans evidenced hereby shall change on the date of each change in the Wall Street Journal Prime Rate.

The “Applicable Margin” shall be determined by the percentage of the average aggregate balance of all demand deposit accounts (including without limitation time, savings, checking and money market accounts) maintained by Borrower with Bank as compared to the average total loan or credit commitments by Bank to Borrower (the “DDA Percentage”), measured on a quarterly basis as of the end of each fiscal quarter, as follows:

DDA Percentage	Applicable Margin
25% or greater	0.50%
15% to (but not including) 25%	0.75%
Less than 15%	1.00%

Any change in the Applicable Margin resulting from the measurement of the DDA Percentage as of the end of a fiscal quarter shall be effective on the first day of the immediately following fiscal quarter.

This Note evidences a non-revolving-to-term loan for the purpose of retiring debentures issued by Borrower. Advances may be made hereunder from time to time until May 1, 2009 (the “Conversion Date”). Interest on the outstanding principal balance shall be due and payable in arrears monthly commencing the month following the date of the first advance on the first day of each month. The outstanding principal balance on the Conversion Date shall be repaid in equal installments of principal based upon a 48-month amortization period commencing on the Conversion Date, except that the last installment shall be due and payable on the Maturity Date and shall be in an amount equal to the aggregate outstanding balance on the Maturity Date.

Beginning on November 1, 2009, and on November 1 of each year thereafter, Borrower agrees to pay to Bank an amount equal to fifty percent (50%) of Borrower’s EBITDA for the immediately preceding fiscal year, net of taxes, capital expenditures up to $1,500,000.00, interest paid and current portion of long-term debt for such fiscal year (the “Excess Cash Flow Recapture Amount”), which payment shall be applied to the outstanding principal balance under this Note; provided, however, in no event shall Borrower’s obligation to pay the Excess Cash Flow Recapture Amount exceed $500,000.00 in any year. As used herein, “EBITDA” shall mean, for any period, earnings from continuing operations before payment of federal, state and local income taxes, plus interest expense, depreciation and amortization, in each case for such period, calculated in accordance with Generally Accepted Accounting Principles in effect from time to time in the United States.

This Note is secured by all collateral granted to Bank by Borrower or any endorser or guarantor hereof or by any other party and shall be secured by any additional collateral hereafter granted to Bank by Borrower or any endorser or guarantor hereof or by any other party.

Principal and interest shall be payable at Bank’s main office or at such other place as Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

At the option of Bank, this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any Event of Default, as defined in that certain Amended and Restated Loan and Security Agreement, dated as of even date herewith, between Borrower and Bank (the “Loan Agreement”).

Any payments received by Bank on account of this Note shall, at Bank’s option, be applied, first, to accrued and unpaid interest; second, to the unpaid principal balance hereof; and, third, to any costs, expenses or charges (including without limitation late charges) then owed to Bank by Borrower. Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in such manner as Bank may determine. Borrower hereby authorizes Bank to charge any deposit account which Borrower may maintain with Bank for any payment required hereunder, and, so long as no Event of Default shall have occurred and be continuing, Bank agrees to give Borrower written notice of any such charge.

If pursuant to the terms of this Note, Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. More specifically, if from any circumstances whatsoever, fulfillment of any provision of this Note or any other loan document excuted and delivered in connection with this Note, at the time performance of such provision becomes due, would exceed the limit on interest then permitted by any applicable usury statute or any other applicable law, Bank may, at its option, (a) reduce the obligations to be fulfilled to such limit on interest, or (b) apply the amount in excess of such limit on interest to the reduction of the outstanding principal balance of the obligations, and not to the payment of interest, with the same force and effect as though Borrower had specifically designated such sums to be so applied to principal and Bank had agreed to accept such extra payments as a premium-free prepayment, so that in no event shall any exaction be possible under this Note or any other loan document that is in excess of the applicable limit on interest. It is the intention of Borrower and Bank that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws. The provisions of this paragraph shall control every other provision of this Note and any provision of any other loan document in conflict with this paragraph.

Borrower represents to Bank that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

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No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of dishonor, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral, and any right (whether now or hereafter existing) to require the holder hereof to first proceed against Borrower or any endorser or guarantor for any security.

Borrower and each endorser and guarantor of this Note agrees to pay, upon demand, costs of collection of all amounts under this Note, including without limitation principal and interest, or in connection with the enforcement of or realization on any security for this Note, including without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to five percent (5.0%) plus the then-current Wall Street Journal Prime Rate or LIBOR Rate, as the case may be, applicable to advances outstanding at such time. If any payment due under this Note is unpaid for 15 days or more, Borrower shall pay, in addition to any other sums due under this Note (and without limiting Bank’s other remedies on account thereof), a late charge equal to the lesser of $500 or 6.0% of such unpaid amount.

This Note shall be binding upon Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives and shall inure to the benefit of Bank and its successors, endorsees and assigns.

Borrower and each endorser and guarantor, if any, hereby waives presentment, demand, protest, notice of dishonor, notice of protest and all other notices and demands of every kind, and all suretyship defenses of any kind, in each case that would otherwise be available in connection with this Note including without limitation any right (whether now or hereafter existing) to require the holder hereof to first proceed against Borrower, or any endorser or guarantor, for any security.

In the event that at any time, a surety is liable upon only a portion of Borrower’s or any endorser’s or guarantor’s obligations under this Note and Borrower provides partial satisfaction of any such obligations, each of Borrower and each endorser and guarantor hereof, if any, hereby waives any right it would otherwise have under Section 2822 of the California Civil Code to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of this Note, be made by Bank rather than Borrower.

The liabilities of Borrower and any endorser or guarantor of this Note are joint and several; provided, however, the release by Bank of Borrower or any one or more endorsers or guarantors shall not release any other person obligated on account of this Note. Any and all present and future debts of Borrower to any endorser or guarantor of this Note are subordinated to the full payment and performance of all present and future debts and obligations of Borrower to Bank. Each reference in this Note to Borrower, any endorser and any guarantor is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to Bank of the person from whom contribution is sought have been irrevocably satisfied in full. The release or compromise by Bank of any collateral shall not release any person obligated on account of this Note.

Borrower and each endorser and guarantor hereof authorizes Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

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Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken all such other further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Note or any other loan documents related thereto (including without limitation to correct clerical errors) or to vest more fully in or assure to Bank the security interest in any collateral securing this Note or to comply with applicable statute or law.

This Note is delivered to Bank at one of its offices in California and shall be governed by the internal laws of the State of California without regard to principles of conflict of laws.

Any notices under or pursuant to this Note shall be deemed duly received and effective if delivered in hand to any officer or agent of Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to Borrower or Bank at the address set forth in this Note or as any party may from time to time designate by written notice to the other party.

The term “Bank Affiliate” as used in this Note shall mean any Affiliate of Bank or any lender acting as a participant under any loan arrangement between Bank and Borrower. The term “Affiliate” shall mean, with respect to any person, (a) any person which, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, or (b) any person who is a director or officer (i) of such person, (ii) of any subsidiary of such person, or (iii) any person described in clause (a) above. For purposes of this definition, “control” of a person shall mean the power, direct or indirect, (x) to vote 5% or more of the capital stock having ordinary voting power for the election of directors (or comparable equivalent) of such person, or (y) to direct or cause the direction of the management and policies of such person, whether by contract or otherwise. Control may be by ownership, contract or otherwise.

Borrower hereby grants to Bank a continuing lien and security interest in any and all deposit accounts (including without limitation time, savings, checking and money market accounts or certificates of deposit), whether now existing or hereafter opened and including without limitation any deposit accounts held jointly with a third party, or other sums at any time credited by or due from Bank or any Bank Affiliate to Borrower and any cash, securities, instruments or other property of Borrower in the possession of Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from Bank or any Bank Affiliate (regardless of the reason Bank or Bank Affiliate had received the same or whether Bank or Bank Affiliate has conditionally released the same), as security for the full and punctual payment and performance of all of the liabilities and obligations of Borrower to Bank or any Bank Affiliate, and such deposits and other sums may be applied against such liabilities and obligations of Borrower to Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to Bank or any Bank Affiliate.

Borrower hereby certifies to Bank that all financial information (“financial information”) submitted to Bank now and at all times during the term of this Note does and will fairly and accurately represent the financial condition of Borrower and each Bank Affiliate and each endorser and guarantor of this Note. Financial information includes, but is not limited to, all business financial statements (including interim and year-end financial statements that are company prepared and/or CPA prepared), business income tax returns, borrowing base certificates, accounts payable and receivable agings, personal financial statements and personal tax returns. Borrower understands that Bank will rely on all information, whenever provided, and that such information is a material inducement to Bank to make, to continue to make, or otherwise extend credit accommodations to Borrower. Borrower covenants and agrees to notify Bank in writing of any adverse material changes in its financial condition in the future. Borrower further understands and acknowledges that there are criminal penalties for giving false information to federally insured financial institutions.

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Borrower and each endorser and guarantor of this Note each irrevocably submits to the nonexclusive jurisdiction of any federal or state court sitting in California over any suit, action or proceeding arising out of or relating to this Note. Borrower and each endorser and guarantor irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower and each endorser and guarantor hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower’s, endorser’s or guarantor’s address shown below or as notified to Bank and (ii) by serving the same upon Borrower and any endorsers or guarantors in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower or such endorser or guarantor.

BORROWER, EACH ENDORSER AND GUARANTOR AND BANK HEREBY AGREE THAT SECTIONS 8.18 AND 8.19 OF THE LOAN AGREEMENT WITH RESPECT TO JURY WAIVER AND JUDICIAL REFERENCE SHALL GOVERN IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE.

Executed as of February 4, 2009

Borrower:

Iteris, Inc.,
a Delaware corporation

By:	/s/ James S. Miele
James S. Miele, Chief Financial Officer
For Iteris, Inc.

By:	/s/ Abbas Mohaddes
Abbas Mohaddes, Chief Executive Officer

Address:	1700 Carnegie Avenue, Suite 100 Santa Ana, California 92705

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